SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 1, 2010

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

226 Landis Avenue, Vineland, New Jersey	08360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2010, the Registrant announced the appointment of Robert B. Crowl as Executive Vice President and Chief Financial Officer of the Registrant, as well as the Registrant’s principal subsidiary, Sun National Bank (the “Bank”), effective March 4, 2010. Previously, Mr. Crowl, age 46, was executive vice president and chief operating officer of the $150 billion in assets Cleveland-based National City Corporation, which was acquired in December 2008 by PNC Financial Services Group, Inc.

From 2007 until 2009, Mr. Crowl served as executive vice president and chief operating officer of National City Mortgage, a national retail mortgage lender with annual production of approximately $20 billion, where he was primarily focused on reengineering the mortgage business and loan origination process to improve the customer experience, loan quality and profitability. His responsibilities included production operations, quality control, compliance, secondary markets and strategic initiatives. Mr. Crowl also previously served as senior vice president and comptroller of National City Corporation from 2004 through 2007. In this capacity, he was in charge of the business line CFO functions, management reporting and planning, corporate real estate, corporate purchasing, accounting services, asset/liability management, and mergers and acquisition support.

From 1998 through 2004, he was senior vice president and manager of National City Bank’s Asset, Liability and Securitization Division, where he was responsible for all aspects of asset/liability management, including interest rate risk, net interest income forecasting, liquidity analysis and capital planning. In addition, Mr. Crowl developed the bank’s credit card, auto and home equity securitization functions, and led multiple issuances of asset-backed debt. Prior to joining National City, Mr. Crowl spent 12 years in a variety of positions at Crestar Bank, a $25 billion regional bank headquartered in Richmond, VA (acquired by SunTrust in 1998), where he was responsible for financial analysis, interest rate risk measurement and evaluation of hedging strategies for the company. Mr. Crowl earned a bachelor of arts and an MBA, both from University of Richmond, in Richmond, Virginia.

The terms of Mr. Crowl’s employment with the Registrant and the Bank are set forth in the Letter Agreement dated February 23, 2010 (the “Letter Agreement”), filed with this Form 8-K as Exhibit 10, and incorporated herein by this reference. His initial base salary will be $305,000, and he will receive a sign-on bonus of $40,000 payable within 30 days of his employment start date. Upon commencement of his employment, anticipated to be March 4, 2010, Mr. Crowl will be granted options to purchase 10,000 shares of the Registrant's Common Stock and will be awarded 10,000 shares of restricted stock.  Mr. Crowl’s participation in various benefit plans, his eligibility for a cash bonus based on the attainment of certain performance targets and payments he may receive for relocation assistance are also detailed in the Letter Agreement. The Registrant and the Bank will enter into a Severance Agreement with Mr. Crowl and he will be provided with relocation assistance, the provisions and details of which are set forth in the Letter Agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10	Letter Agreement dated February 23, 2010, among Sun Bancorp, Inc., Sun National Bank and Robert B. Crowl
99	Press Release dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BANCORP, INC.
Date: March 1, 2010	By:	/s/ Thomas X. Geisel
Thomas X. Geisel President and Chief Executive Officer

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